Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 31, 2014, with respect to the combined statements of operations, members’ capital and cash flows of KW Funds - 303 North Glenoaks, LLC and KW Funds - 6100 Wilshire, LLC for the year ended December 31, 2013, and the related notes to the combined financial statements, incorporated by reference herein to the amendment no. 1 to the December 31, 2015 annual report on Form 10-K of Kennedy Wilson Holdings, Inc., and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

November 2, 2016